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                                                                   EXHIBIT 23.01

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Asymetrix Learning Systems, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 (No.333-68413) of Asymetrix Learning Systems, Inc. of our reports dated February 1, 1999, relating to the consolidated balance sheets of Asymetrix Learning Systems, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and related financial statement schedule, which reports appear in the 1998 Annual Report on Form 10-K of Asymetrix Learning Systems, Inc.

KPMG LLP

Seattle, Washington
March 29, 1999